Kent Watts, CEO and President
Hyperdynamics Corporation
9700 Bissonnet, Suite 1700
Houston, Texas 77036
voice: (713) 353-9400        fax: (713) 353-9421

January 6, 2006  via Edgar to SEC

to: Tangela Richter--Branch Chief., and Melissa Campbell Duru--Staff Attorney
Mail Stop 7010
Division of Corporate Finance
Securities and Exchange Commission
Washington, D.C. 20549-7010

from: Hyperdynamics Corporation
Kent Watts, CEO and President

ref:  Hyperdynamics Corporation (the "Registrant")
Form S-1
File number 333-129370

FORM RW

My name is Kent Watts. I am CEO and President of Hyperdynamics Corporation (the "Registrant" or the "Company").

The Registrant hereby withdraws its Form S-1 with file number 333-129370.

No sales of securities have been made pursuant to the S-1.

Thank you.
Very truly yours,

/s/ Kent Watts
Kent Watts
CEO and President
Hyperdynamics Corporation
cc: Representing Hyperdynamics Corporation:
Joel Seidner, Esq.
1240 Blalock, Suite 250
Houston, Texas 77055
voice: (713) 461-2627 ext. 210
fax: (713) 461-2633